Exhibit 99.1

Contact Information:

Alan I. Rothenberg Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1st CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2014

Los Angeles, CA (August 7, 2014) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company for 1st Century Bank, N.A. (the “Bank”), today reported net income for the three and six months ended June 30, 2014 of $779,000 and $1.2 million, respectively, compared to $4.4 million and $5.8 million for the same periods last year. Pre-tax, pre-provision earnings for the three and six months ended June 30, 2014 was $1.4 million and $2.2 million, respectively, compared to $1.2 million and $2.2 million for the same periods last year. Included in net income for the three and six months ended June 30, 2014 are gains in connection with the sale of securities of $533,000 and $786,000, respectively, compared to $535,000 for the same periods last year.

Pre-tax, pre-provision earnings, a non-GAAP financial measure, is presented because management believes adjusting the Company’s results to exclude taxes and loan loss provisions provides stockholders with a useful metric for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings is provided in the table below.

Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of the Company stated, “I’m pleased to announce our 2nd quarter results, which were highlighted by strong loan growth and improvement in net interest margins. During the quarter, loan originations were $77.0 million, an increase of over 215% from the 1st quarter of this year, and our net interest margin increased to 3.33% during the quarter compared to 3.15% for the same period last year. Sustaining these trends, as well as continuing to maintain our strong asset quality, are key factors to our future success. Total non-performing assets to total assets was 13 basis points at the end of the quarter, which is the lowest level that this ratio has been in over five years. During the quarter, we also monetized gains in our investment portfolio. In addition to being a source of interest income for the Company, this portfolio has recently generated realized gains as a result of favorable changes in market conditions.”

Jason P. DiNapoli, President and Chief Operating Officer of the Company added, “I’m encouraged by our quarterly results. Loan demand returned during the second quarter and our local economy continues to improve. During the quarter, our cost of deposits was 9 basis points. This is the first time in our history that deposit costs have dipped below 10 basis points. This decline has been driven by an increase in our non-interest bearing relationship accounts, which now represent over 56% of total deposits.”

Mr. DiNapoli added, “I’m also excited to announce that we will be opening a new relationship office in Beverly Hills during the second half of this year. This will be our second relationship office outside of Century City and will follow a similar model of our Santa Monica office, which initially opened in mid-2011. These offices establish a local presence in our key markets but are smaller and more efficient than a typical bank branch. This new office also represents a continuation of our strategy to focus on expanding our footprint within the Westside of Los Angeles.”

2014 2nd Quarter Highlights

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The Bank’s total risk-based capital ratio was 13.47% at June 30, 2014, compared to the requirement of 10.00% to generally be considered a “well capitalized” financial institution for regulatory purposes. The Bank’s equity is comprised solely of common stock and does not include any capital received in connection with TARP, or other forms of capital such as trust preferred securities, convertible preferred stock or other equity or debt instruments.

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For the three and six months ended June 30, 2014, the Company recorded net income of $779,000, or $0.08 per diluted share, and $1.2 million, or $0.12 per diluted share, respectively. During the same periods last year, the Company reported net income of $4.4 million, or $0.49 per diluted share, and $5.8 million or $0.65 per diluted share, respectively. The decline in net income during the three and six months ended June 30, 2014 as compared to the same periods last year was primarily due to the $3.2 million income tax benefit recorded in connection with the reversal of our deferred tax valuation allowance during the quarter ended June 30, 2013. Income before taxes increased by $159,000 during the three months ended June 30, 2014 and declined by $609,000 during the six months ended June 30, 2014, as compared to the same periods last year. The increase during the three months ended June 30, 2014 was primarily related to an increase in net interest income of $641,000, partially offset by a $268,000 increase in non-interest expense, a decline in non-interest income of $114,000 and an increase of $100,000 in provision for loan losses. The decline during the six months ended June 30, 2014 was primarily related to a $1.0 million increase in non-interest expense and a $500,000 reversal of provision for loan losses that was recorded during the six months ended June 30, 2013. These declines were partially offset by an increase in net interest income of $1.1 million.

•	At June 30, 2014 and 2013, the Company’s book value per share was $5.83 and $5.77, respectively.

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Net interest margin was 3.33% and 3.29% for the three and six months ended June 30, 2014, respectively, compared to 3.15% and 3.22% for the same periods last year. The improvement in our net interest margin was primarily due to an increase in the average balance of loans relative to total earning assets as compared to the same periods last year. During the three and six months ended June 30, 2014 the average balance of loans relative to total earning assets was 72.5% and 70.9%, respectively, compared to 62.7% and 59.9% for the same periods last year.

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Loans increased to $412.7 million at June 30, 2014, compared to $383.5 million at December 31, 2013. Loan originations were $77.0 million and $101.3 million during the three and six months ended June 30, 2014, compared to $41.1 million and $107.4 million during the same periods last year.

•	Non-performing loans were $731,000, or 0.18% of total loans, at June 30, 2014, compared to $735,000, or 0.19% of total loans, at December 31, 2013.

•	Non-performing assets as a percentage of total assets was 0.13% and 0.15% at June 30, 2014 and December 31, 2013, respectively.

•	Net loan recoveries were $15,000 and $31,000 during the three and six months ended June 30, 2014, respectively, compared to net recoveries of $1,000 and $1.1 million during the same periods last year.

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As of June 30, 2014, the allowance for loan losses (“ALL”) was $7.4 million, or 1.79% of total loans, compared to $7.2 million, or 1.89% of total loans, at December 31, 2013. The ALL to non-performing loans was 1,008.46% and 984.26% at June 30, 2014 and December 31, 2013, respectively.

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Investment securities declined to $78.1 million at June 30, 2014, representing 14.1% of our total assets, compared to $106.3 million, or 19.7% of our total assets, at December 31, 2013. During the quarter and six months ended June 30, 2014, the Company sold investment securities with an amortized cost of $28.6 million and $43.4 million, respectively, recognizing gains of $533,000 and $786,000, respectively. During the quarter and six months ended June 30, 2013, the Company sold $10.8 million of investment securities, recognizing a gain of $535,000. In addition, the unrealized gain on investment securities increased to $386,000 at June 30, 2014, compared to $89,000 at December 31, 2013.

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Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits, and money market deposits and savings, were $426.4 million and $409.8 million at June 30, 2014 and December 31, 2013, respectively. Non-interest bearing deposits represent 56.0% of total deposits at June 30, 2014, compared to 52.3% at December 31, 2013.

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Cost of funds declined to 15 basis points and 16 basis points for the three and six months ended June 30, 2014, respectively, compared to 19 basis points for both the three and six months ended June 30, 2013.

Capital Adequacy

At June 30, 2014, the Company’s stockholders’ equity totaled $59.2 million compared to $55.4 million at December 31, 2013. At June 30, 2014, the Bank’s total risk-based capital ratio, tier 1 risk-based capital ratio, and tier 1 leverage ratio were 13.47%, 12.21%, and 9.84%, respectively, compared to the requirements of 10.00%, 6.00%, and 5.00%, respectively, to generally be considered a “well capitalized” financial institution for regulatory purposes.

Balance Sheet

Total assets at June 30, 2014 were $554.4 million, representing an increase of $16.3 million, or 3.0%, from $538.1 million at December 31, 2013. Cash and cash equivalents at June 30, 2014 were $60.3 million, representing an increase of $15.6 million, or 34.9%, from $44.7 million at December 31, 2013. Loans increased by $29.2 million, from $383.5 million at December 31, 2013 to $412.7 million at June 30, 2014. Loan originations were $77.0 million and $101.3 million during the three and six months ended June 30, 2014, respectively, compared to $41.1 million and $107.4 million during the same periods last year. Prepayment speeds for the three and six months ended June 30, 2014 were 11.5% and 12.9%, compared to 19.2% and 17.3% for the same periods last year. Investment securities were $78.1 million at June 30, 2014, compared to $106.3 million at December 31, 2013, representing a decline of $28.2 million, or 26.5%. During the quarter and six months ended June 30, 2014, the Company sold investment securities with an amortized cost of $28.6 million and $43.4 million, respectively, recognizing gains of $533,000 and $786,000, respectively. During the quarter and six months ended June 30, 2013, the Company sold $10.8 million of investment securities, recognizing a gain of $535,000. In addition, the unrealized gain on investment securities increased to $386,000 at June 30, 2014, compared to $89,000 at December 31, 2013. The weighted average life of our investment securities was 4.42 years and 3.78 years at June 30, 2014 and December 31, 2013, respectively.

Total liabilities at June 30, 2014 increased by $12.5 million, or 2.6%, to $495.3 million compared to $482.8 million at December 31, 2013. This increase is primarily due to a $15.0 million increase in deposits. Total core deposits, which includes non-interest bearing demand deposits, interest bearing demand deposits and money market deposits and savings, were $426.4 million and $409.8 million at June 30, 2014 and December 31, 2013, respectively, representing an increase of $16.7 million, or 4.1%.

Credit Quality

Allowance and Provision for Loan Losses

The ALL was $7.4 million, or 1.79% of our total loan portfolio, at June 30, 2014, compared to $7.2 million, or 1.89% of our total loan portfolio, at December 31, 2013. At June 30, 2014 and December 31, 2013, our non-performing loans were $731,000 and $735,000, respectively. The ratio of our ALL to non-performing loans was 1,008.46% and 984.26% at June 30, 2014 and December 31, 2013, respectively. In addition, our ratio of non-performing loans to total loans was 0.18% and 0.19% at June 30, 2014 and December 31, 2013, respectively.

The ALL is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans, as well as specific reserves and charge-off activities. During the three and six months ended June 30, 2014, we recorded a provision for loan losses of $100,000, compared to none and a $500,000 reversal of provision for loan losses during the same periods last year. This reversal in provision for loan losses was primarily due to $1.1 million of net loan recoveries during the six months ended June 30, 2013, as well as the continued improvement in the level of our criticized and classified loans. These declines were partially offset by additional provisions required for the $31.1 million increase in our loan portfolio during that same period. Criticized and classified loans generally consist of special mention, substandard and doubtful loans. Special mention, substandard and doubtful loans were $152,000, $2.2 million and none, respectively, at June 30, 2014, compared to $737,000, $2.4 million and none, respectively, at June 30, 2013. We had net recoveries of $15,000 and $31,000 during the three and six months ended June 30, 2014, respectively, compared to $1,000 and $1.1 million for the same periods last year. At June 30, 2014, the ALL to total loans was 1.79% compared to 1.89% at December 31, 2013. The risks associated with the adequacy of our ALL and the decline in this ratio may have increased as a result of our loan growth. Management will continue to closely monitor the adequacy of the ALL and will make adjustments as warranted. Management believes that the ALL as of June 30, 2014 and December 31, 2013 was adequate to absorb known and inherent risks in the loan portfolio.

Non-Performing Assets

Non-performing assets totaled $731,000 and $825,000 at June 30, 2014 and December 31, 2013. Non-accrual loans totaled $731,000 and $735,000 at June 30, 2014 and December 31, 2013, respectively. During the quarter ended June 30, 2014, the Bank disposed of its other real estate owned (“OREO”) for approximately $137,000, recognizing a gain of $47,000 in connection with this disposition. At December 31, 2013, OREO consisted of one undeveloped land property totaling $90,000. As a percentage of total assets, the amount of non-performing assets was 0.13% and 0.15% at June 30, 2014 and December 31, 2013, respectively.

Net Interest Income and Margin

During the three and six months ended June 30, 2014, net interest income was $4.5 million and $8.9 million, respectively, compared to $3.9 million and $7.8 million for the same periods last year. The improvement in net interest income was primarily attributable to increases in the average balances of our loan portfolio during the three and six months ended June 30, 2014 as compared to the same periods last year. The average balances of our loan portfolio were $393.3 million and $384.3 million during the three and six months ended June 30, 2014, respectively, compared to $308.6 million and $290.8 million for the same periods last year.

The Company’s net interest margin (net interest income divided by average interest earning assets) was 3.33% for the three months ended June 30, 2014, compared to 3.15% for the same period last year. The 18 basis point increase in net interest margin is primarily due to an increase in the average balance of loans relative to total average earning assets as compared to the same period last year, and, to a lesser extent, a decline in the cost of our interest bearing liabilities. The percentage of average loans to total average earning assets increased to 72.5% during the quarter ended June 30, 2014, compared to 62.7% during the same period last year. The average cost of interest bearing deposits and borrowings was 0.31% during the quarter ended June 30, 2014 compared to 0.33% for the same period last year. These factors were partially offset by a general decline in the loan yields. The decline in loan yield was primarily caused by a general downward trend in interest rates, as well as competitive loan pricing conditions in our market, which have continued to compress loan yields.

The Company’s net interest margin was 3.29% for the six months ended June 30, 2014, compared to 3.22% for the same period last year. As discussed above, the improvement in our net interest margin is primarily due to an increase in the average balance of loans relative to total earning assets as compared to the same period last year, and, to a lesser extent, a decline in the cost of our interest bearing liabilities. The percentage of average loans to total average earning assets increased to 70.9% during the six months ended June 30, 2014, compared to 59.9% during the same period last year. The decline in the cost of interest bearing deposits and borrowings is primarily attributable to a decrease in interest rates paid on these accounts. The average cost of interest bearing deposits and borrowings was 0.31% during the six months ended June 30, 2014 compared to 0.33% during the same period last year. These factors were partially offset by a general decline in the loan yields and a recovery of $294,000 in deferred interest income from the repayment of non-accrual and previously charged off loan balances during the six months ended June 30, 2013. The decline in loan yield was caused by a general downward trend in interest rates, as well as competitive loan pricing conditions in our market, which have continued to compress loan yields.

Non-Interest Income

Non-interest income was $723,000 and $1.1 million for the three and six months ended June 30, 2014, compared to $837,000 and $1.2 million for the same periods last year. During the quarter and six months ended June 30, 2014, the Company sold investment securities with an amortized cost of $28.6 million and $43.4 million, respectively, recognizing gains of $533,000 and $786,000, respectively. In addition, the Company recognized a gain of $47,000 in connection with the disposition of its OREO during the three months ended June 30, 2014. With the exception of these gains, non-interest income during the three and six months ended June 30, 2014 primarily consists of customer related fee income. During the quarter and six months ended June 30, 2013, the Company sold $10.8 million of investment securities, recognizing a gain of $535,000. With the exception of this gain, non-interest income for the three and six months ended June 30, 2013, primarily consists of loan arrangement fees earned in connection with our college loan funding program. During 2013, the Company terminated this program and did not report any material loan arrangement fee earnings subsequent to the second quarter of 2013.

Non-Interest Expense

Non-interest expense was $3.8 million and $7.8 million for the three and six months ended June 30, 2014, compared to $3.5 million and $6.8 million for the same periods last year. The increases in non-interest expense during the three and six months ended June 30, 2014 as compared to the same periods last year is primarily due to the costs incurred to expand the Bank’s business development and related operational support teams, as well as the additional costs incurred to address regulatory compliance matters.

Income Tax Provision

During the three and six months ended June 30, 2014, we recorded a tax provision of $565,000 and $875,000, respectively, compared to a tax benefit of approximately $3.2 million during the same periods last year. The tax benefit recognized during the three and six months ended June 30, 2013 was related to the full reversal of the Company’s deferred tax valuation allowance that had been previously established during the year ended December 31, 2009. In making this determination, management analyzed, among other things, our recent history of earnings and cash flows, forecasts of future earnings, improvements in the credit quality of the Company’s loan portfolio, the nature and timing of future deductions and benefits represented by the deferred tax assets and our cumulative earnings for the 12 quarters preceding the reversal of this valuation allowance. At June 30, 2013, no further deferred tax valuation allowance remained. Beginning in January 2014, the Company began recording tax provisions at an estimated effective tax rate of approximately 42%.

Net Income

For the three and six months ended June 30, 2014, the Company recorded net income of $779,000, or $0.08 per diluted share, and $1.2 million, or $0.12 per diluted share, compared to $4.4 million, or $0.49 per diluted share, and $5.8 million, or $0.65 per diluted share, for the same periods last year. Included in net income for the three and six months ended June 30, 2014 are gains in connection with the sale of securities of $533,000 and $786,000, respectively, compared to $535,000 for the same periods last year.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the NASDAQ Capital Market under the symbol “FCTY.” The Company’s wholly-owned subsidiary, 1st Century Bank, N.A., is headquartered in the Century City area of Los Angeles, with a full service business bank in Century City, CA, and a relationship office in Santa Monica, CA. The Bank’s primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank, while offering the technologies of a big money center bank. The Company maintains a website at www.1cbank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our management’s current expectations and speak only as of the date hereof. Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) political instability, (3) changes in the monetary policies of the U.S. Government, (4) a renewed decline in economic conditions, (5) renewed deterioration in the value of California real estate, both residential and commercial, (6) an increase in the level of non-performing assets and charge-offs, (7) further increased competition among financial institutions, (8) the Company’s ability to continue to attract interest bearing deposits and quality loan customers, (9) further government regulation and the implementation and costs associated with the same, (10) internal and external fraud and cyber-security threats including the loss of bank or customer funds, loss of system functionality or the theft or loss of data, (11) management’s ability to successfully manage the Company’s operations, (12) the possibility that we will be unable to comply with the requirements set forth in the OCC’s Consent Order, which could result in restrictions on our operations, and (13) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from the Company’s recent performance (dollars in thousands, except per share data):

	June 30, 2014	December 31, 2013	June 30, 2013
Balance Sheet Results:	(unaudited)		(unaudited)
Total Assets	$554,413	$538,145	$489,331
Total Loans	$412,713	$383,548	$312,349
Allowance for Loan Losses ("ALL")	$7,367	$7,236	$6,620
Non-Performing Assets	$731	$825	$1,204
Investment Securities-AFS, at estimated fair value	$78,060	$106,272	$143,678
Deposits:
Non-Interest Bearing Demand Deposits	$261,987	$236,869	$192,028
Interest Bearing Demand Deposits	23,594	21,005	16,933
Money Market Deposits and Savings	140,830	151,879	148,874
Certificates of Deposit	41,361	43,013	49,026
Total Deposits	$467,772	$452,766	$406,861
Total Stockholders' Equity	$59,160	$55,388	$53,341
Gross Loans to Deposits	88.20%	84.70%	76.76%
Ending Book Value per Share	$5.83	$5.84	$5.77

	Three Months Ended June 30,
Quarterly Operating Results (unaudited):	2014	2013
Net Interest Income	$4,509	$3,868
Provision for Loan Losses	$100	$-
Gain on Sale of AFS Securities	$533	$535
Non-Interest Income	$190	$302
Non-Interest Expense	$3,788	$3,520
Income Tax Provision (Benefit)	$565	$(3,216)
Net Income	$779	$4,401
Basic Earnings per Share	$0.08	$0.51
Diluted Earnings per Share	$0.08	$0.49
Quarterly Net Interest Margin*	3.33%	3.15%

Reconciliation of QTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$779	$4,401
Provision for Loan Losses	100	-
Income Tax Provision (Benefit)	565	(3,216)
Pre-Tax, Pre-Provision Earnings	$1,444	$1,185

	Six Months Ended June 30,
YTD Operating Results (unaudited):	2014	2013
Net Interest Income	$8,855	$7,752
Provision for (Reduction of) Loan Losses	$100	$(500)
Gain on Sale of AFS Securities	$786	$535
Non-Interest Income	$302	$661
Non-Interest Expense	$7,787	$6,783
Income Tax Provision (Benefit)	$875	$(3,178)
Net Income	$1,181	$5,843
Basic Earnings per Share	$0.13	$0.68
Diluted Earnings per Share	$0.12	$0.65
YTD Net Interest Margin*	3.29%	3.22%

Reconciliation of YTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$1,181	$5,843
Provision for (Reduction of) Loan Losses	100	(500)
Income Tax Provision (Benefit)	875	(3,178)
Pre-Tax, Pre-Provision Earnings	$2,156	$2,165

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*Percentages are reported on an annualized basis.